Exhibit 99.1

CESCA THERAPEUTICS ANNOUNCES 1-FOR-10 REVERSE SPLIT OF COMMON STOCK

Trading on a Post-Split Basis is Scheduled to Begin on June 5, 2019

RANCHO CORDOVA, Calif., June 4, 2019 – Cesca Therapeutics Inc. (Nasdaq: KOOL), a market leader in automated cell processing and autologous cell therapies for regenerative medicine, today announced that it has amended its Sixth Amended and Restated Certificate of Incorporation to reflect a 1-for-10 reverse stock split of its common stock, which will be effective at 5:00 p.m. Pacific Time on June 4, 2019.

Computershare, the Company’s transfer agent, is acting as the exchange agent for the reverse stock split. Stockholders of record holding certificates representing shares of the Company’s common stock as of 5:00 p.m. Pacific Time on June 4, 2019 will receive the forms and notices to exchange their existing shares of common stock for new shares of common stock from the exchange agent. Stockholders will not receive fractional shares in connection with the reverse stock split. Instead, stockholders who would otherwise be entitled to receive fractional shares of common stock will be entitled to receive one whole share of common stock for the fractional share interest.

Stockholders who hold stock certificates evidencing their shares of the Company’s common stock are advised that they should not send in their stock certificates until they receive a letter of transmittal, which will contain detailed instructions for exchanging their existing stock certificates.

The Company expects that the split-adjusted shares of its common stock will begin trading on The Nasdaq Capital Market at the open of the market on June 5, 2019 under a new CUSIP number: 157131 301. No change will be made to the trading symbol for the Company’s common stock, “KOOL”, in connection with the reverse stock split. The par value of the common stock will not be affected by the reverse stock split.

Because the number of outstanding shares of common stock of the Company will be decreased by the reverse stock split, while the number of shares of common stock the Company is authorized to issue will remain unchanged, the reverse stock split will have the effect of increasing the number of shares of common stock available for issuance by the Company.

The Company’s Board of Directors implemented the reverse stock split with the objective of regaining compliance with the $1 minimum bid price requirement of The Nasdaq Capital Market. The Company has until June 24, 2019 to comply with this requirement. To comply with this requirement, the closing bid price of the Company’s common stock must be at least $1 per share for a minimum of 10 consecutive business days prior to June 24, 2019.

The Company’s stockholders approved the reverse stock split at the 2019 annual meeting of stockholders, which was held on May 30, 2019.

About Cesca Therapeutics Inc.

Cesca Therapeutics Inc. is a market leader in cell processing technologies and autologous cell therapies for regenerative medicine. For more information, visit: www.cescatherapeutics.com.

Forward-Looking Statement

The statements contained herein may include statements of future expectations and other forward-looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. A more complete description of risks that could cause actual events to differ from the outcomes predicted by Cesca Therapeutics’ forward-looking statements is set forth under the caption "Risk Factors" in Cesca Therapeutics’ Annual Report on Form 10-K and other reports it files with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Company Contact:

Wendy Samford

916-858-5191

ir@thermogenesis.com

Investor Contact:

Paula Schwartz, Rx Communications

917-322-2216

pschwartz@rxir.com